UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2011 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held on Wednesday, May 25, 2011 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. At the Meeting, stockholders will be asked to:

1. Elect eight directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2. Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;

3. Cast an advisory vote on executive compensation;

4. Cast an advisory vote on the frequency of future advisory votes on executive compensation; and

5. Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on April 4, 2011 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

N. Keith McKey
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

DATED: April 14, 2011

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 25, 2011 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 14, 2011.

ABOUT THE 2011 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect eight directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, cast an advisory vote on executive compensation and cast an advisory vote on the frequency of future advisory votes on executive compensation. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote?

All stockholders of record as of the close of business on Monday, April 4, 2011 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 27,050,095 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 14, 2011, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding Availability of Proxy Materials includes a website address that will:

•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, Corporate Governance Guidelines, charters of Board committees and reports that we file with the SEC. A copy of our Code of Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting.  If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•	Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.  If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm, FOR the approval of our 2010 executive compensation and in favor of an advisory vote on executive compensation every THREE years.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and Securities and Exchange Commission (“SEC”) rules, stockholder proposals must have been received by March 27, 2011 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of eight directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” Stockholder “approval” of Proposal 3 occurs if the votes cast in its favor exceed votes cast against it.

Proposal 4 concerns a non-binding advisory vote on whether the stockholder advisory vote to approve executive compensation, like that presented in Proposal 3, will occur every one, two or three years. The stockholder vote described in Proposal 4 shall be determined by a majority of the votes cast. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and non-binding on the Board or the Company in any way, and the Board may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

How are votes counted?

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2012 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201 so that the Company receives the proposal by December 16, 2011.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2012 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 26, 2012 and not earlier than February 25, 2012.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our Directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company.

D. Pike Aloian, age 56 — Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Rothschild Realty Managers LLC, a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian also serves on the Board of Directors of Brandywine Realty Trust and is a member of its Audit, Corporate Governance and Executive Committees and he previously served on the Board of Directors of CRT Properties, Inc. from 1993 to 2006. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 71 — Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The Bailey company’s primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

Hayden C. Eaves III, age 65 — Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 40 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 75 — Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is the Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 65 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993. His leadership experience and Company and industry knowledge, including more than 35 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of

Governors and he serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation. He received a BA degree from Princeton University and an MBA from Stanford University.

Mary E. McCormick, age 53 — Ms. McCormick has served as a director of the Company since 2005. She has extensive experience in real estate, capital markets, board governance and process and brings that expertise to Board discussions. Ms. McCormick is a Senior Advisor with Rothschild Realty Managers, LLC, where she helps source and analyze potential real estate investment opportunities and provides guidance and consultative services to companies. From 2005 to 2006, Ms. McCormick was a strategic consultant for Hawkeye Partners, an investment management firm. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the $64 billion fund’s real estate investments including large-scale initiatives in a variety of property types and transaction structures as well as oversight of a $1.3 billion internally managed REIT portfolio. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association, Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries, Vice Chair of the Urban Land Institute Council and a member of the NAREIT Board of Governors. Ms. McCormick served on the Board of Directors of Mid-America Apartment Communities, Inc. from 2006 to February 2010. Ms. McCormick is a member of the National Association of Corporate Directors and has a BS and MBA from The Ohio State University.

David M. Osnos, age 79 — Mr. Osnos has served as a director of the Company since 1993 and his decades of experience as a counselor to real estate interests and broad based legal expertise are important to the Board of Directors. Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has more than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate and real estate transactions. Mr. Osnos serves on the Board of Directors of VSE Corporation and is a member of its Planning and Finance Committee. Mr. Osnos was a director of Washington Real Estate Investment Trust until May of 2007. Mr. Osnos received an AB (summa cum laude) from Harvard College and a JD (cum laude) from Harvard Law School.

Leland R. Speed, age 78 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a Director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards, including service as Chairman of the Board of Parkway Properties, Inc. (“Parkway”). He served as Chief Executive Officer of the Company and Parkway until 1997. From 2004 to 2006 and from March 2011 to present, Mr. Speed has served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Leadership Structure

Mr. Speed serves as the Chairman of the Board of Directors and has served in that capacity since 1983. Mr. Hoster serves as the Chief Executive Officer and has served in that capacity since 1997. Our Board of Directors has no specific policy regarding separation of the offices of Chairman of the Board and Chief Executive Officer. Our bylaws permit the Chairman to serve as Chief Executive Officer, however our Board has determined that separating these positions is currently in the best interest of the Company and our stockholders. As Chief Executive Officer, Mr. Hoster focuses on the strategy, leadership and day-to-day execution of our business plan while Mr. Speed provides oversight, direction and leadership to the Board.

Our Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks we face, without an independent Chairman through the composition of our Board of Directors, the strong leadership of the independent Directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Six of the eight current Directors are independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development, acquisitions and dispositions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met six times during the Company’s 2010 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met six times during the Company’s 2010 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met five times during the Company’s 2010 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under “About the Meeting — How do I submit a proposal for the 2012 Annual Meeting?” above.

Board Attendance at Meetings

The Board of Directors held six meetings during the Company’s 2010 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2010, the Annual Meeting of Stockholders was attended by all of the directors.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $10,000 and $7,500, respectively. All other committee chairpersons and the Lead Director receive an additional annual $5,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the 2005 Directors Equity Incentive Plan, as amended, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $40,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the $40,000 annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2009, Mr. Speed received cash compensation of $200,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2009:

	Fees Earned or
Name	Paid in Cash	Stock Awards (1)	Option Awards (2)	Total

D. Pike Aloian	$48,500	$39,973	—	$88,473
H.C. Bailey, Jr.	$44,500	$39,973	—	$84,473
Hayden C. Eaves III	$54,500	$39,973	—	$94,473
Fredric H. Gould	$43,500	$39,973	—	$83,473
Mary E. McCormick	$53,500	$39,973	—	$93,473
David M. Osnos	$58,500	$39,973	—	$98,473

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(2)	No stock options were granted in 2010. As of December 31, 2010, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Aloian 6,750 options; Mr. Bailey 4,500 options; Mr. Osnos 6,750 options. All stock options are currently exercisable.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at eight. All eight positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for Director are: D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2010 Annual Meeting of Stockholders.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Proposal 2 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2011. The Board is asking stockholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2010. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2011 fiscal year.

Proposal 3 — Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2010, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to stockholders, as required by SEC rules. You may vote your shares to have the advisory vote held annually, every two years or every three years, or you may abstain.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining its recommendation, the Board considered how an advisory vote once every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, and when considering future advisory votes on executive compensation.

The Board of Directors recommends a vote of “Every Three Years” on Proposal 4 relating to the frequency of future advisory votes on executive compensation.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 78 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006 and from March 2011 to present, Mr. Speed has served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 65 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, CPA, age 60 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 51 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 49 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 53 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of ProLogis (an industrial real estate investment trust).

Brent W. Wood, age 41 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Philosophy.  The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through the use of performance metrics based primarily on growth in funds from operations and total return to stockholders.

Engagement of Compensation Consultant.  In 2010 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, cash bonus and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; (4) make specific recommendations to the Compensation Committee for base salary, cash bonus and equity-based awards for our executive officers; and (5) provide a review of the competitiveness of the Company’s compensation program for non-employee directors The Company paid $34,100 to FPL during 2010 for these services. FPL did not provide any other services to the Compensation Committee, the Company, or any of its affiliates during 2010.

Peer Group Analysis.  In 2010 FPL conducted a peer group analysis similar to the one they conducted in prior years. In determining the companies to be included in our peer group, FPL considered a number of factors, including industry sector (asset-based peer group), equity market capitalization (size-based peer group), geographic location and historical performance (performance/geography-based peer group). The 2010 peer groups had minor changes from 2009 due to the change in economic environment and its impact on the size, performance and comparability of the Company and its historical peers. The members in the peer groups included companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. FPL’s compensation review was based on information contained in FPL’s proprietary database, which includes proxy data from fiscal 2009 and other public and non-public sources.

The asset-based peer group consists of the following seven public REITs that invest in industrial properties: AMB Property Corporation, DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Liberty Property Trust and PS Business Parks, Inc.

The size-based peer group consists of 14 public REITs, which operate across multiple asset classes and are similar in size to the Company in terms of market capitalization. The companies included in the size-based peer group are as follows: Acadia Realty Trust, American Campus Communities, Inc., Cousins Properties Incorporated, DCT Industrial Trust Inc., Entertainment Properties Trust, Extra Space Storage Inc., Inland Real Estate Corporation, Medical Properties Trust, Inc., National Retail Properties, Inc., Omega Healthcare Investors, Inc., Post

Properties, Inc., Sovran Self Storage, Inc., Tanger Factory Outlet Centers, Inc., and Washington Real Estate Investment Trust.

The performance/geography-based peer group consists of 17 public REITs across multiple asset classes that are similar in performance to the Company in terms of 3-year annualized total shareholder return (“TSR”) and 1-year (2009) TSR, or are headquartered in the Sunbelt region of the United States. The companies included in the performance/geography-based peer group are as follows: American Campus Communities, Inc., Choice Hotels International, Inc., Colonial Properties Trust, Douglas Emmett, Inc., Equity One, Inc., Essex Property Trust, Inc., Federal Realty Investment Trust, Healthcare Realty Trust Incorporated, Highwoods Properties, Inc., Mid-America Apartment Communities, Inc., National Retail Properties, Inc., Parkway Properties, Inc., PS Business Parks, Inc., Realty Income Corporation, Regency Centers Corporation, Sovran Self Storage, Inc. and Tanger Factory Outlet Centers, Inc.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the Company’s actual 2009 compensation for executive officers (including the discretionary restricted stock awards made in 2010 with respect to 2009 performance) with the actual 2009 median compensation of each of the peer groups. The study showed that the total compensation of each executive officer was in line with or slightly above the market median of each of the peer groups except that the total compensation of our Chief Executive Officer was below the median of each of the peer groups. The Committee then used the 2009 peer group data and other relevant factors to establish the 2010 compensation program for our executive officers. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based, size-based and performance/ geography based peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been Chief Executive Officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.  Based upon this analysis, the Compensation Committee established the targeted overall compensation of our Chief Executive Officer for 2010 at $2,050,000. When compared to the peer group information, which was based on 2009 actual compensation, this amount was lower than the median of the overall compensation for the asset-based peer group, relatively the same as the median of the overall compensation for the size-based peer group and between the median and 75th percentile for the performance/geography-based peer group.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our Chief Financial Officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our Chief Financial Officer at $1,070,960 for 2010, which was relatively the same as the median of the 2009 overall compensation for the performance/geography-based peer group and between the median and 75th percentile for the asset-based and size-based peer groups. With regard to the other Named Officers, the individual targeted range of overall compensation was $746,600 to $781,700 for 2010, which were lower than the median of the 2009 overall compensation for the asset-based peer group, between the median and 75th percentile of the overall compensation for the size-based peer group and higher than the 75th percentile of the overall compensation for the performance/geography-based peer group.

Allocation among Components.  Under the Company’s targeted compensation structure, the approximate mix of base salary, cash incentive/bonus and equity compensation varies depending upon management level:

		Cash Incentive/
	Base Salary	Bonus Target	Equity Target

Chief Executive Officer	25%	25%	50%
Chief Financial Officer	30%	25%	45%
Senior Vice Presidents	40%	20%	40%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2010, FPL performed a study of the compensation practices of the Company and the peer group comparable companies. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 27% to 54% of overall compensation, bonus opportunities of approximately 19% to 30% of overall compensation and equity compensation of approximately 26% to 50% of overall compensation. Within these ranges, the Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s compensation was more heavily weighted toward equity awards.

Base Salaries.  The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas. Based on this review and the state of the economy, base salaries for 2010 were not increased from 2009 levels, with the exception of the base salary for Mr. Wood which reflected a 5.6% increase over the existing base salary.

Cash Incentive and Bonus Compensation.  The 2010 annual cash incentive and bonus compensation was based 60% upon the amount of the Company’s funds from operations (FFO) per share compared to an FFO goal set by the Compensation Committee and 40% based on individual criteria for each executive officer. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions. The Compensation Committee determined the FFO goal for cash incentive compensation after an analysis of the Company’s internally prepared estimate of FFO for 2010 and the estimates of 2010 FFO prepared by independent securities analysts who follow the Company.

The Compensation Committee set the Company’s FFO at $2.85 per share for the achievement of targeted performance and because of uncertainty in the economy decided not to set other goals as it had in past years, leaving it to the discretion of the Committee at the end of 2010 to determine the amount of incentive compensation paid if performance was less than or exceeded target. Actual 2010 FFO was $2.86 per share and the Compensation Committee awarded target incentive compensation to the officers. The cash incentive compensation set forth in the

Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” was paid to the Named Officers as part of 2010 compensation.

The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Due to the tailored nature of these individual goals, the assessment of their achievement of the goals is necessarily more subjective than for the financial goals that make up the Company’s overall performance objectives. After the end of each year, each executive officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer makes a report to the Compensation Committee with his assessment of the individual performance of each executive officer other than himself. For 2010, each of the Company’s executive officers was awarded between 89% and 98% of the target amount set by the Compensation Committee for that individual. Accordingly, the Named Officers were awarded cash bonuses as part of 2010 compensation as set forth in the Summary Compensation Table.

Equity Compensation.  The Compensation Committee bases its equity compensation to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer group, and the executive’s contribution to the success of the Company’s financial performance.

Restricted stock awards are provided based on performance and the recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest.

The 2010 annual long-term equity incentive awards were based solely on a subjective review by the Compensation Committee of a variety of performance factors including (i) the change in the Company’s FFO per share compared to a peer group, excluding any impairment charges, (ii) occupancy, (iii) increase or decrease in same property net operating income, (iv) balance sheet strength, (v) acquisitions, (vi) impairment charges, (vii) equity issuances, (viii) dividends paid and (ix) other factors identified by the Committee during the year. The subjective review is a departure from the Company’s prior precedent of having more than half of the annual award on comparative performance measures. The Compensation Committee made this change because of the uncertainty in the economy and its belief that the use of previously employed objective measures might produce results that were inconsistent with the Company’s compensation strategy.

For purposes of reviewing the change in FFO for 2010 in connection with the annual long-term equity incentive awards, the Compensation Committee used a more selective peer group consisting of AMB Property Corporation, DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, First Potomac Realty Trust, Highwoods Properties, Inc., Liberty Property Trust and PS Business Parks, Inc. For the year 2010, FFO was $2.86 per share compared with $3.14 per share for 2009, a decrease of 8.9% per share. FFO per share for both periods decreased primarily due to a decrease in same property operations and decreases in capitalized interest and capitalized development costs due to a slowdown in the Company’s development program. The change in FFO per share, excluding any impairment charges, for the companies in the peer group ranged from (6.4)% to (40.2)%.

Other accomplishments for 2010, which were considered in determining the achievement of the 2010 annual long-term equity incentive awards for the Named Executive Officers, included the following items:

•	Occupancy increased 50 basis points to 89.9%;

•	Customer retention rate of 66% for the year;

•	Did not issue common stock at prices that diluted existing shareholders in order to reduce excessive leverage like so many REITs;

•	$33 Million invested in development and acquisitions;

•	Annual dividends ($2.08 per share) were not reduced and were paid in cash;

•	Interest and fixed charge coverages of 3.2x ;

•	Continuing compliance with all bank covenants; and

•	Maintained good bank line capacity with favorable debt maturity schedule as of December 31, 2010.

The following number of shares of restricted stock were awarded on March 3, 2011 as annual long-term equity incentive compensation with respect to 2010 performance: Mr. Hoster 16,328 shares; Mr. McKey 8,164 shares; Mr. Coleman 5,225 shares; Mr. Petsas 5,225 shares; and Mr. Wood 5,225 shares. The award represented 125% of the target amount set by the Compensation Committee for each executive officer. These shares vested 20% on the date of grant and will vest 20% on each of January 1, 2012, 2013, 2014 and 2015. Dividends on the annual long-term equity incentive awards accumulate beginning January 1, 2010 and are paid if and when the restricted stock vests. Since these awards were discretionary and the Compensation Committee did not set them until March 2011, they are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2011 compensation.

The Compensation Committee elected not to adopt a multi-year long term equity incentive program in 2010. Instead, in May 2010 it adopted a supplemental annual long-term equity award that was based solely on a subjective review by the Compensation Committee of the Company’s relative and absolute performance during 2010, including a comparison of the Company’s total return to the NAREIT Equity Index and a select group of peer companies over the five-year period ended December 31, 2010.

The Compensation Committee used the same peer group for the supplemental annual long-term equity incentive awards as set forth above for the annual long-term equity incentive compensation. The Committee discussed the appropriate period of time to evaluate total return and noted that the stock price of many companies in the peer group declined substantially in 2008 and in some cases in 2009 and that total return on a one-year or two-year period would favor companies that recovered from their decreased stock price but did not perform as well over a longer time period. The Committee decided that a five-year period was the appropriate measurement period for the supplemental annual long-term equity awards. For the five-year period ended December 31, 2010, the Company reported a cumulative total return of 20.3% while the cumulative total return of the NAREIT Equity Index was 16.1% and the cumulative total return of the companies in the peer group averaged (8.4)% over the same period. In March 2011, the Committee discussed awarding shares between the target and maximum levels based on the Company’s relative performance and absolute performance. However, after looking at the total compensation for each of the Named Executive Officers and the change in total compensation from 2009 to 2010, the Committee used its discretion to make awards that ranged between 90% and 101% of the target amount set by the Compensation Committee for each executive officer. These awards, when considered with the other elements of 2010 total compensation, resulted in each executive officer receiving approximately 108% of his target total compensation for 2010.

The following number of shares of restricted stock were awarded on March 3, 2011 as supplemental annual long-term equity incentive compensation with respect to 2010 performance: Mr. Hoster 11,761 shares; Mr. McKey 6,001 shares; Mr. Coleman 4,180 shares; Mr. Petsas 4,222 shares; and Mr. Wood 3,992 shares. These shares vest 25% on each of January 1, 2014, 2015, 2016 and 2017. Dividends on the awards accumulate beginning January 1,

2010 and are paid if and when the restricted stock vests. Since these awards were discretionary and the Compensation Committee did not set them until March 2011, they are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2011 compensation.

Retention Grants.  On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman, Petsas and Wood. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016
2,600 shares on January 10, 2017
4,000 shares on January 10, 2018
5,400 shares on January 10, 2019
6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards, with the vesting schedule beginning five years out, will give the executive officers incentive to remain with the Company over the long term.

The grant date fair value of these retention awards is included in the Summary Compensation Table under the heading “Stock Awards” as part of 2010 compensation.

Retirement Plans.  We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.  The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical insurance and life insurance. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.  In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.  Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to our Chief Executive Officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the Chief Executive Officer, with consultation from FPL, makes recommendations to the Compensation Committee that generally, with minor adjustments, are recommended to the Board of Directors for approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the Chief Executive Officer.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair H.C. Bailey, Jr. Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2010, 2009 and 2008, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2010.

				Non-Equity	Stock	All Other
Name and				Incentive Plan	Awards	Compensation
Principal Position	Year	Salary	Bonus	Compensation	(1)(2)	(3)	Total

David H. Hoster II	2010	$525,000	$299,250	$315,000	$664,420	$18,000	$1,821,670
President and Chief	2009	525,000	168,000	252,000	128,722	18,483	1,092,205
Executive Officer	2008	525,000	213,885	369,915	512,380	19,794	1,640,974
N. Keith McKey	2010	$317,200	$144,643	$152,256	$356,339	$18,000	$988,438
Executive Vice	2009	317,200	95,160	142,740	61,445	18,483	635,028
President, Chief	2008	317,200	121,151	209,530	256,166	19,794	923,841
Financial Officer and Secretary
John F. Coleman	2010	$307,800	$84,029	$92,340	$984,777	$18,000	$1,486,946
Senior Vice President	2009	307,800	61,560	92,340	40,963	18,483	521,146
	2008	307,800	78,374	135,547	170,778	19,794	712,293
William D. Petsas	2010	$296,400	$79,139	$88,920	$980,747	$18,000	$1,463,206
Senior Vice President	2009	296,400	59,280	88,920	40,963	18,483	504,046
	2008	296,400	75,471	130,527	170,778	19,794	692,970
Brent W. Wood	2010	$284,400	$83,614	$85,320	$969,837	$15,250	$1,438,421
Senior Vice President	2009	269,400	53,880	80,820	40,963	15,733	460,796
	2008	269,400	68,596	118,637	170,778	19,794	647,205

(1)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2008, 2009 and 2010 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) assuming, in the case of performance-based awards, that the target performance is achieved, and excluding the impact of estimated forfeitures. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.

(2)	For 2010, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee in March 2011 with respect to 2010 performance since the awards were discretionary. See the previous discussion in the Compensation Discussion and Analysis under the heading “Equity Compensation”. For Messrs. Coleman, Petsas and Wood, the amounts for 2010 include $739,600, which is the grant date fair value of the 20,000 shares of restricted stock awarded as a retention bonus on March 4, 2010 and discussed in further detail on page 18.

(3)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2010

							Grant Date
			Estimated Possible Payouts Under			All Other	Fair Value
			Non-Equity Incentive Plan Awards			Stock	of Stock
Name	Grant Date		Threshold	Target	Maximum	Awards (#)	Awards (4)

David H. Hoster II	05/24/2010	(1)	$157,500	$315,000	$472,500
	03/04/2010	(2)				17,967	$664,420
N. Keith McKey	05/24/2010	(1)	$76,128	$152,256	$228,384
	03/04/2010	(2)				9,636	$356,339
John F. Coleman	05/24/2010	(1)	$46,170	$92,340	$138,510
	03/04/2010	(2)				6,630	$245,177
	03/04/2010	(3)				20,000	$739,600
William D. Petsas	05/24/2010	(1)	$44,460	$88,920	$133,380
	03/04/2010	(2)				6,521	$241,147
	03/04/2010	(3)				20,000	$739,600
Brent W. Wood	05/24/2010	(1)	$42,660	$85,320	$127,980
	03/04/2010	(2)				6,226	$230,237
	03/04/2010	(3)				20,000	$739,600

(1)	Represents the possible payouts under the Company’s 2010 non-equity incentive plan discussed in further detail beginning on page 15. The actual amount earned by each Named Officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents actual restricted stock awarded on March 4, 2010 in connection with the Compensation Committee’s discretionary review of the 2009 annual long-term incentive compensation and supplemental annual long-term incentive compensation as discussed under the heading “Equity Compensation” beginning on page 13 of the Company’s proxy statement for the 2010 Annual Meeting of Stockholders.

(3)	Represents the restricted stock awarded as a retention bonus to each of Messrs. Coleman, Petsas and Wood as discussed in further detail on page 18.

(4)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Stock Awards
	Number of	Market Value of
	Shares of	Shares of
	Restricted Stock	Restricted Stock
	That Have Not	That Have Not
	Vested	Vested (1)
Name	(#)	($)

David H. Hoster II	33,853 (2)	$1,432,659
N. Keith McKey	17,628 (3)	$746,017
John F. Coleman	31,955 (4)	$1,352,336
William D. Petsas	31,846 (5)	$1,347,723
Brent W. Wood	31,551 (6)	$1,335,238

(1)	Determined based on the closing price of the Company’s Common Stock ($42.32) on December 31, 2010.

(2)	Mr. Hoster’s restricted stock holdings as of December 31, 2010 vest as follows provided that he remains employed by the Company on such dates: 13,024 shares on January 1, 2012; 12,398 shares on January 1, 2013 and 8,431 shares on January 1, 2014. The Compensation Committee has approved a special vesting provision for restricted stock awards to Mr. Hoster based on a projected January 1, 2014 retirement date.

(3)	Mr. McKey’s restricted stock holdings as of December 31, 2010 vest as follows provided that he remains employed by the Company on such dates: 6,450 shares on January 1, 2012; 6,358 shares on January 1, 2013; 2,492 on January 1, 2014; 1,164 shares on January 1, 2015; and 1,164 shares on January 1, 2016.

(4)	Mr. Coleman’s restricted stock holdings as of December 31, 2010 vest as follows provided that he remains employed by the Company on such dates: 4,298 shares on January 1, 2012; 4,290 shares on January 1, 2013; 1,713 on January 1, 2014; 827 shares on January 1, 2015; 827 shares on January 1, 2016; 1,400 shares on January 10, 2016; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(5)	Mr. Petsas’ restricted stock holdings as of December 31, 2010 vest as follows provided that he remains employed by the Company on such dates: 4,298 shares on January 1, 2012; 4,263 shares on January 1, 2013; 1,685 on January 1, 2014; 800 shares on January 1, 2015; 800 shares on January 1, 2016; 1,400 shares on January 10, 2016; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(6)	Mr. Wood’s restricted stock holdings as of December 31, 2010 vest as follows provided that he remains employed by the Company on such dates: 4,298 shares on January 1, 2012; 4,189 shares on January 1, 2013; 1,612 on January 1, 2014; 726 shares on January 1, 2015; 726 shares on January 1, 2016; 1,400 shares on January 10, 2016; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

Option Exercises and Stock Vested in 2010

The following table provides information regarding restricted stock awards that vested during 2010 for each of the Named Officers. No options were exercised by the Named Officers in 2010.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)

David H. Hoster II	31,263	$1,260,499
N. Keith McKey	15,507	$625,297
John F. Coleman	10,339	$416,899
William D. Petsas	10,339	$416,899
Brent W. Wood	10,339	$416,899

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2010.

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$2,092,866	—	$1,658,994	$3,751,860
Voluntary Resignation with Good Reason following a Change in Control	$3,139,299	$50,000	$1,658,994	$4,848,293
Involuntary Termination without Breach of Duty following a Change in Control	$3,139,299	$50,000	$1,658,994	$4,848,293
Death	$1,046,433	—	$1,658,994	$2,705,427
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,238,392	—	$862,161	$2,100,553
Voluntary Resignation with Good Reason following a Change in Control	$1,857,588	$50,000	$862,161	$2,769,749
Involuntary Termination without Breach of Duty following a Change in Control	$1,857,588	$50,000	$862,161	$2,769,749
Death	$619,196	—	$862,161	$1,481,357
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$750,705	—	$1,472,166	$2,222,871
Voluntary Resignation with Good Reason following a Change in Control	$750,705	$37,500	$1,472,166	$2,260,371
Involuntary Termination without Breach of Duty following a Change in Control	$750,705	$37,500	$1,472,166	$2,260,371
Death	$500,470	—	$1,472,166	$1,972,636
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$721,451	—	$1,467,100	$2,188,551
Voluntary Resignation with Good Reason following a Change in Control	$721,451	$37,500	$1,467,100	$2,226,051
Involuntary Termination without Breach of Duty following a Change in Control	$721,451	$37,500	$1,467,100	$2,226,051
Death	$480,967	—	$1,467,100	$1,948,067

	Lump Sum	Healthcare	Value of
	Cash	and Other	Unvested
	Severance	Insurance	Restricted
	Payment	Benefits	Shares	Total

Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$662,145	—	$1,453,389	$2,115,534
Voluntary Resignation with Good Reason following a Change in Control	$662,145	$37,500	$1,453,389	$2,153,034
Involuntary Termination without Breach of Duty following a Change in Control	$662,145	$37,500	$1,453,389	$2,153,034
Death	$441,430	—	$1,453,389	$1,894,819

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.  A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.  Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

Involuntary
Termination
Without
Breach of Duty
or Voluntary
Resignation With
	Involuntary	Good Reason,
	Termination	Each Following a
	Without Cause	Change in Control

Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice President	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.  Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.  The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan also provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

Excise Tax Gross-Up.  Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2010.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Related-Party Transactions Policies and Procedures.

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 4, 2011, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

	Amount of		Percent of
	Common Stock		Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock (1)

The Vanguard Group, Inc.	2,723,855	(2)	10.1%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc.	2,580,331	(3)	9.5%
40 East 52nd Street New York, New York 10022
T. Rowe Price Associates, Inc.	2,537,200	(4)	9.4%
100 East Pratt Street Baltimore, Maryland 21202
Cohen & Steers, Inc.	2,434,148	(5)	9.0%
280 Park Avenue, 10th Floor New York, New York 10017
Brookfield Investment Management Inc.	1,367,112	(6)	5.1%
Three World Financial Center 200 Vesey Street New York, New York 10281

(1)	Based on the number of shares of Common Stock outstanding as of April 4, 2011 which was 27,050,095 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,682,983 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 40,872 shares of the Company as a result of its serving as investment manager of collective trust accounts.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole voting and sole dispositive power with respect to all of these shares of Common Stock.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that Cohen & Steers, Inc., through Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., has sole voting power with respect to 2,182,374 shares of Common Stock and sole dispositive power with respect to all of these shares of Common Stock.

(6)	Based on a Statement on Schedule 13G jointly filed by Brookfield Investment Management Inc. and AMP Capital Brookfield (US) LLC, that indicated that Brookfield Investment Management Inc. has sole voting power with respect to 256,802 shares of Common Stock and sole dispositive power with respect to all of these shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 4, 2011:

	Amount and Nature of Beneficial Ownership
			Unvested			Percent of
			Restricted		Total Beneficial	Common
Name	Common Stock		Stock	Exercisable Options	Ownership	Stock (1)

D. Pike Aloian	11,698	(2)	—	6,750	18,448	*
H.C. Bailey, Jr.	6,213		—	4,500	10,713	*
Hayden C. Eaves III	22,340	(3)	—	—	22,340	*
Fredric H. Gould	10,198		—	—	10,198	*
Mary E. McCormick	5,800		—	—	5,800	*
David M. Osnos	36,098		—	6,750	42,848	*
Leland R. Speed	211,206	(4)	—	—	211,206	*
David H. Hoster II	235,898	(5)	58,676	—	294,574	1.1%
N. Keith McKey	104,438		30,161	—	134,599	*
John F. Coleman	56,439		40,315	—	96,754	*
Bruce Corkern	27,010	(6)	16,145	—	43,155	*
William D. Petsas	59,992		40,248	—	100,240	*
Brent W. Wood	34,730		39,723	—	74,453	*
All directors, nominees and executive officers as a group	822,060		225,268	18,000	1,065,328	3.9%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 4, 2011 which was 27,050,095 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 6,150 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(4)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(5)	Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 64,860 shares of Common Stock as security for a line of credit. As of April 14, 2011, there was no balance outstanding on the line of credit.

(6)	Includes 1,000 shares owned by Mr. Corkern’s children. Mr. Corkern has pledged 3,726 shares of Common Stock as security for a line of credit. As of April 14, 2011, there was no balance outstanding on the line of credit.

(7)	See footnotes (2) through (6).

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2009 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met six times during 2010, including four executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee:

David M. Osnos, Chair D. Pike Aloian Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2010 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2010 and 2009.

	2010	2009

Audit Fees (1)	$508,500	$487,000
Audit-Related Fees (2)	—	10,600
Tax Fees	—	—
All Other Fees	—	—
Total	$508,500	$497,600

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2010, and 2009, this includes $50,000 and $83,000, respectively, for comfort letter procedures in connection with the issuance of Common Stock.

(2)	Audit-related fees consisted of accounting consultations and research.

The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected KPMG LLP’s independence.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EASTGROUP PROPERTIES, INC.
190 E. CAPITOL STREET
SUITE 400
JACKSON, MS 39201
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The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:			☐	☐	☐
1.	Election of Directors
Nominees:

	01) D. Pike Aloian 02) H. C. Bailey, Jr. 03) Hayden C. Eaves, III 04) Fredric H. Gould	05) David H. Hoster II 06) Mary E. McCormick 07) David M. Osnos 08) Leland R. Speed

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

3.	Advisory vote on executive compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 3 YEARS on the following proposal:

4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M34483-P11947
EASTGROUP PROPERTIES, INC.
Annual Meeting of Stockholders
May 25, 2011 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 25, 2011, at 9:00 a.m., Central time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2, 3, and for THREE YEARS with respect to Proposal 4. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3, for THREE YEARS on Proposal 4 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side